Exhibit 99





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                   P R E S S   R E L E A S E

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RELEASE DATE:                           CONTACT:
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October 17, 2006                   CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584

                   FOR IMMEDIATE RELEASE
                   ---------------------

            ESB FINANCIAL CORPORATION REPORTS
               THIRD QUARTER 2006 EARNINGS

Ellwood City, Pennsylvania, October 17, 2006 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2006 of $0.21 per diluted share on net income of $2.7 million as compared to earnings of $0.22 per diluted share on net income of $2.9 million for the quarter ended September 30, 2005, a 4.5% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.57% and 8.98%, respectively, for the quarter ended September 30, 2006, compared to 0.63% and 8.61%, respectively, for the quarter ended September 30, 2005.

For the nine month period ended September 30, 2006, the Company realized earnings of $0.66 per diluted share on net income of $8.5 million compared to earnings of $0.70 per diluted share on net income of $9.0 million for the same period in the prior year, a 5.7% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.61% and 9.37%, respectively, for the nine-month period ended September 30, 2006, compared to 0.69% and 9.31%, respectively, for the nine months ended September 30, 2005.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The interest rate environment and the inversion of the yield curve continued to offer challenges to the financial services industry in the third quarter of 2006. Management continues to pursue ways to improve the net interest margin while growing non interest income and implementing strategies to control operating expenses. The Company remains focused on providing a sound investment return to our shareholders."

Consolidated net income decreased $156,000, or 5.4%, to $2.7 million for the quarter ended September 30, 2006, compared to $2.9 million for the same period in the prior year. This decrease was the result of a decrease in net interest income of $589,000 and increases to the provision for loan losses of $207,000 and non-interest expense of $154,000, partially offset by an increase in non-interest income of $770,000 and a slight decrease to the provision for income taxes of $24,000. Net interest income decreased in the third quarter primarily due to increases in interest expense on deposits and borrowings of $4.0 million, partially offset by an increase in interest income of $3.4 million. Included in the increase in non-interest income was an increase net gain on sale of securities available for sale and income from joint ventures of $238,000 and $504,000, respectively. Included in the increase of


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October 17, 2006


non-interest expense were increases to minority interest related to the Company's joint ventures, compensation and employee benefits and other expenses of $198,000, $44,000 and $74,000, respectively, partially offset by decreases in premises and equipment, data processing and amortization of intangible assets of $51,000, $88,000 and $30,000, respectively.

Consolidated net income for the nine month period ended September 30, 2006, as compared to the nine month period ended September 30, 2005, decreased $429,000, or 4.8%, to $8.5 million from $9.0 million. This decrease was the result of a decrease in net interest income of $1.0 million and increases in the provision for loan losses of $500,000 and non-interest expense of $308,000, partially offset by an increase in non-interest income of $1.2 million, and a decrease to the provision for income taxes of $211,000. The decrease in net interest income for the nine months ended September 30, 2006 was primarily the result of an increase in interest expense of $12.3 million, partially offset by an increase in interest income of $11.2 million. The increase in non-interest income was primarily the result of an increase in fees and service charges, net gains on the sale of loans, net gain on sale of securities available for sale and income from real estate joint ventures of $312,000, $160,000, $351,000 and $408,000, respectively partially offset by decreases other non-interest income of $94,000. Included in the increase to non-interest expense were increases in compensation and employee benefits, premises and equipment, and minority interest related to the Company's joint ventures of $415,000, $44,000, and $94,000, respectively. Partially offsetting the increase were decreases in data processing and other expenses of $120,000 and $102,000, respectively.

The Company's total assets increased by $65.6 million, or 3.5%, to $1.9 billion at September 30, 2006 from December 31, 2005. The increase in assets resulted primarily from increases in securities available for sale of $25.0 million, or 2.23%, to $1.1 billion, and loans receivable of $47.0 million, or 8.7%, to $587.3 million. The Company's total liabilities increased by $63.5 million, or 3.68%, to $1.8 billion at September 30, 2006 from December 31, 2005. This increase in total liabilities was primarily the result of an increase in Federal Home Loan Bank advances of $12.2 million, or 1.8%, to $706.1 million and repurchase agreements and other borrowings of $62.0 million, or 57.9%, to $169.0 million. Partially offsetting these increases was a decrease in deposits of $8.0 million, or 1.0%, to $826.5 million. Total stockholders' equity increased $2.1 million, or 1.7%, to $129.0 million at September 30, 2006, from $126.9 million at December 31, 2005. The increase to stockholders' equity was primarily the result of decreases to unearned employee stock ownership plan shares (ESOP) of $740,000, or 16.5%, and an increase to retained earnings of $4.4 million, partially offset by an increase in treasury stock of $3.0 million. Average stockholders' equity to average assets was 6.46%, and book value per share was $9.93 at September 30, 2006 compared to 7.28% and $9.58 at December 31, 2005.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



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Page 3 of 3
October 17, 2006



                       ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                                 Financial Highlights
                   (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:
                                                  Three Months            Nine Months
                                               Ended September 30,     Ended September 30,
                                                2006        2005        2006         2005
                                               ------      ------      ------       ------
 Interest income                              $24,204     $20,760     $70,077      $58,837
 Interest expense                              17,202      13,169      47,875       35,613
                                               ------      ------      ------       ------
 Net interest income                            7,002       7,591      22,202       23,224
 Provision for loan losses                        274          67         569           69
                                               ------      ------      ------       ------
 Net interest income after provision for
            loan losses                         6,728       7,524      21,633       23,155
 Noninterest income                             2,526       1,756       6,004        4,814
 Noninterest expense                            6,004       5,850      17,565       17,257
                                               ------      ------      ------       ------
 Income before provision
            for income taxes                    3,250       3,430      10,072       10,712
 Provision for income taxes                       515         539       1,532        1,743
                                               ------      ------      ------       ------
 Net income                                   $ 2,735     $ 2,891     $ 8,540      $ 8,969
                                               ======      ======      ======       ======
 Net income per share:
          Basic                                 $0.22       $0.22       $0.67        $0.72
          Diluted                               $0.21       $0.22       $0.66        $0.70

 Annualized return on average assets             0.57%       0.63%       0.61%        0.69%
 Annualized return on average equity             8.98%       8.61%       9.37%        9.31%


FINANCIAL CONDITION DATA:
                                                            As of:
                                                 September 30,   December 31,
                                                       2006          2005
                                                       ----          ----

 Total assets                                     $1,918,387     $1,852,779
 Cash and cash equivalents                            21,173         28,215
 Total investment securities                       1,142,017      1,117,063
 Loans receivable, net                               587,263        540,277
 Customer deposits                                   826,517        834,530
 Borrowed funds (includes subordinated debt)         942,735        869,242
 Stockholders' equity                                128,999        126,877
 Book value per share                                  $9.93          $9.58

 Average equity to average assets                       6.46%          7.28%
 Allowance for loan losses to loans receivable          0.80%          0.86%
 Nonperforming assets to total assets                   0.18%          0.27%